C.H. ROBINSON 2013 PERFORMANCE SHARE PROGRAM FOR OFFICERS

C.H. Robinson Worldwide, Inc. (the “Company”) is permitted under the terms of its 2013 Equity Incentive Plan (the “Plan”) to issue its shares and other derivative securities to employees at various times and in various forms. The Company’s Compensation Committee has approved a 2013 Performance Share Program for Officers (the “Program”) pursuant to which performance share awards (the “Awards”) will be made to designated officers of the Company. Each such Award will be subject to the terms of a participant-specific award notice (a “Notice”), the general terms of the Program as contained in this Program Outline, and the terms of the Plan. Unless the context clearly indicates otherwise, any capitalized term used but not defined in this Program Outline will have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Program Outline

1.
Each participant in the Program will be granted a number of performance shares as specified in the applicable Notice on the Grant Date specified in the Notice, and the performance shares will be credited to the participant’s account maintained by the Company. Each performance share that vests represents the right to receive one share of the Company’s common stock on the settlement date for the Award. Vesting of performance shares will be conditioned upon the satisfaction of the performance and continued Service conditions described below.

2.
The Measurement Period for performance shall be January 1 through December 31 of each calendar/fiscal year during the years 2014 - 2018. Beginning on December 31, 2014, and on each December 31 thereafter through December 31, 2018, a portion of the Award will vest, but only if and only to the extent that the Company’s Vesting Indicator (“VI”) is greater than zero for the respective year, as determined by the Compensation Committee, and the applicable Service conditions set forth below are satisfied. The VI is defined as the sum of 10 percentage points plus the percentage increase (or decrease) in Company diluted net income per share for the applicable Measurement Period over the prior year rounded to two decimal places. For purposes of calculating the VI for any year during the Measurement Period, the growth for a year is the percentage the current year’s EPS exceeds the greater of the previous year’s diluted net income per share or the diluted net income per share for 2013. That sum, in turn, is rounded to the nearest whole percentage.

Example

	Prior Year	Current Year	Percentage Increase
Diluted net income per share	$2.00	$2.19	9.50%
Add: 10 Percentage Points			19.50%
Rounded to the Nearest Whole Percentage			VI=20.00%

3.
In determining how many performance shares subject to an Award are vested with respect to each Measurement Period, the VI is multiplied by the total number of performance shares subject to the Award, with the result then rounded to the nearest whole performance share.

Example
Grant of 1,000 Performance Shares	Year 1	Year 2	Year 3
VI:	20%	12%	26%
Rounded Number of Performance Shares Vested as of Dec. 31:	200	120	260

4.
The Compensation Committee’s calculation of VI shall be final, and the Compensation Committee retains the discretion to eliminate unusual items, if any, for purposes of calculating the VI for any particular Measurement Period (including adjustments to the computation of diluted net income per share). To the extent that any Award is intended to be Performance-Based Compensation, the Compensation Committee’s exercise of this discretion shall be in accordance with the requirements of Section 162(m) of the Code.

5.
A participant’s performance shares may vest pursuant to paragraph 2 above with respect to this award for up to 5 years (and may vest in less than 5 years if the VI during such time period is sufficiently high enough). Any performance shares remaining unvested after the calculation of VI for the Measurement Period ending December 31, 2018 will be forfeited and deleted from participant’s account, and the participant will retain no rights with respect to the forfeited performance shares.

SHR 19.1
December 2013

6.
Except as otherwise provided in this paragraph and in paragraphs 14 and 15, a participant’s performance shares will vest upon satisfaction of the performance condition only while the participant remains a Service Provider. If, prior to any separation from Service, a participant has executed and continues to adhere to a Management-Employee (“Key Employee”) Agreement in favor of the Company which contains a non-competition provision, then such participant’s Award shall not be terminated and vesting shall continue (to the extent the performance condition has been satisfied) through the end of two (2) additional Measurement Periods following the participant’s separation from Service. In addition, if prior to any separation from Service, a participant has executed and continues to adhere to a Management-Employee (“Key Employee”) Agreement in favor of the Company which contains a non-competition provision, and if such participant has a minimum of five (5) consecutive years of Service at the time of such separation, then such participant’s Award shall not be terminated and vesting shall continue (to the extent the performance condition has been satisfied) through the end of additional Measurement Periods following such separation from Service according to the following schedule:

Sum of Age in Whole Years and Tenure in Whole Years	Additional Years of Potential Vesting
At least 50 and less than 60	3 years
At least 60 and less than 70	4 years
At least 70 or greater	5 years

Age and Tenure are individually rounded up to the nearest whole number and Tenure is defined as the period of time between a participant’s date of separation from Service and the participant’s last date of hire (or in the case of an acquisition, the equivalent last date of hire with the acquired entity). Under no event, however, will any entitlement to continued vesting under this paragraph cause the vesting period of any Award to exceed the five (5) year period specified in paragraph 5.

7.
Notwithstanding the foregoing, participants who embezzle or misappropriate Company funds or property, or who the Company has determined have failed to comply with the terms and conditions of any of the following agreements which they may have executed in favor of the Company: (i) Confidentiality and Noncompetition Agreement, (ii) Management-Employee Agreement, (iii) Sales-Employee Agreement, (iv) Data Security Agreement, or (v) any other agreement containing post-employment restrictions, will automatically forfeit all Awards, whether vested or unvested, and will retain no rights with respect to such performance shares.

8.
Unless a participant has elected a different time and form of settlement as provided in paragraph 17, and except as otherwise provided in paragraphs 14 and 15, shares of the Company’s common stock shall be delivered to a participant in settlement of vested performance shares in a single lump sum distribution of shares upon the earlier of (i) two years after the participant’s separation from Service, or (ii) February 15, 2021. If a participant is entitled to continued vesting of performance shares following a separation from Service as provided in paragraph 6, shares of Company common stock shall be delivered in settlement of such additional vested performance shares at the time specified in clause (i) of the previous sentence to the extent that the shares relate to a Measurement Period that ended at least 75 days prior to the time specified in clause (i), and shall be delivered within 75 days of the end of any subsequent Measurement Period.

9.	Performance shares may not be sold, exchanged, assigned, transferred, discounted, pledged or otherwise disposed of at any time prior to delivery of the settlement shares as described herein.

10.
A participant will be entitled to receive payments on the performance shares credited to the participant’s account, whether vested or unvested, when and if dividends are declared by the Company’s Board of Directors on the Company’s common stock, in an amount of cash per performance share equal to the per share dividend amount payable to common stockholders of the Company. Such payments will be payable on the next regularly occurring payroll date after the corresponding dividend payment date. Such payments made before delivery of shares in settlement of performance shares will be paid through the Company’s payroll process and treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company.

11.
In order to comply with all applicable federal, state or local tax laws or regulations, at the time that shares are delivered to a participant in settlement of performance shares, the Company will withhold the minimum required statutory taxes based on the Fair Market Value of the shares at the time of delivery. In order to satisfy any such tax withholding obligation, the Company will withhold a portion of the shares otherwise to be delivered with a Fair Market Value equal to the amount of such taxes.

12.
A performance share Award shall confer no rights of continued Service to any participant, nor will it interfere in any way with the right of the Company to terminate such Service at any time. The Company retains all rights to enforce any other agreement or contract that the Company has with any participant.

SHR 19.1
December 2013

13.
If there shall be any change in the Company’s common stock through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, appropriate adjustments shall be made in the number of performance shares that are vested or unvested under an Award as contemplated by Section 12(a) of the Plan.

14.
In the event of a Change in Control (as defined in the Plan after giving effect to the final sentence of Section 2(f) thereof), the vesting of outstanding performance shares shall be accelerated and shares in settlement of such vested performance shares shall be delivered as soon as administratively practical, but in all events by the date that is 60 days after the date of the Change in Control.

15.
In the event a participant dies or is determined to be subject to a Disability while a Service Provider, vesting of outstanding performance shares shall be accelerated and shares shall be delivered in settlement of such vested performance shares as soon as administratively practical, but in all events by the date that is 60 days after the date of the death or Disability.

16.
The Awards are made pursuant to the Plan, a copy of which has been provided to each participant, and are subject to its terms. The terms of this Program Outline will be interpreted as to be consistent with the Plan, but if any provision in this Program Outline is inconsistent with the terms of the Plan, the terms of the Plan will prevail. By participating in the Company’s 2013 Performance Share Program for Officers, a participant shall be deemed to have accepted all the conditions of the Plan, the Notice, this Program Outline, and the terms and conditions of any rules adopted by the Compensation Committee pursuant to the Plan and shall be fully bound thereby. The documents governing an Award shall be subject to the choice of law provisions of Section 18(e) of the Plan. To the extent an Award is subject to Code Section 409A, it shall be subject to and administered in accordance with Section 18(g) of the Plan, including subjecting any share delivery or amount payable to a “specified employee” as the result of a “separation from service” (as those terms are defined in Code Section 409A) to the six-month payment delay rule described there. If the six month payment delay rule is applicable, then any shares that would have otherwise have been delivered during that six-month period will be delivered upon completion of that six-month period, and any subsequent share deliveries shall be made as scheduled. Notwithstanding the foregoing, although the intent is to comply with Code Section 409A, a participant shall be responsible for all taxes and penalties that could result from a failure to comply (the Company and its employees shall not be responsible for such taxes and penalties).

17.
Using the election form that has been provided to each participant, and in accordance with the terms and conditions contained in that election form, a participant may elect to receive delivery of shares of Company common stock in settlement of vested performance shares at such later time or times and in a lump sum or installments as may be specified in such election form.

SHR 19.1
December 2013